Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION FOR
6.25% SENIOR NOTES DUE 2013
NEW ORLEANS, LA April 4, 2011. . . Stewart Enterprises, Inc. (the “Company”) (Nasdaq GS: STEI) today announced that it is commencing a cash tender offer (the “Offer”) for any and all of its outstanding $200 million aggregate principal amount of 6.25% Senior Notes due 2013 (CUSIP No. 860370AF2) (the “Notes”) on the terms and subject to the conditions set forth in the Company’s Offer to Purchase and Consent Solicitation Statement dated April 4, 2011 (the “Offer to Purchase”).
The Company is also soliciting consents for proposed amendments to the indenture under which the Notes were issued that would eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture. The proposed amendments to the indenture will be set forth in a supplemental indenture and are described in more detail in the Offer to Purchase. The supplemental indenture will not be executed unless and until the Company has received consents from holders of a majority of outstanding principal amount of the Notes (excluding any Notes owned by the Company or any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company), and the amendments will not become operative unless and until the Company has purchased the Notes pursuant to the Offer to Purchase. Holders who tender their Notes will be deemed to consent to the proposed amendments, and holders who consent will be required to tender their Notes.
Consummation of the Offer is subject to the satisfaction or waiver of a number of conditions, including execution of the supplemental indenture and satisfactory financing arrangements in at least an amount that, together with available cash, will be sufficient to pay the total consideration, including any consent payment for Notes tendered in the Offer, accrued and unpaid interest, and fees and expenses of the Offer.
The consent solicitation will expire at 5:00 p.m., New York City time, on April 15, 2011, unless extended (such date and time, as they may be extended, the “Consent Expiration”). The Offer will expire at 8:00 a.m., New York City time, on May 2, 2011, unless extended (such date and time, as they may be extended, the “Expiration Time”) or terminated.
The total consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer is $1,002.50, which total consideration includes a consent payment of $10 per $1,000 principal amount of Notes for delivering consents to the proposed amendments to the indenture prior to the Consent Expiration. The Company will pay the total consideration on a business day it selects promptly following both the Consent Expiration and the satisfaction or waiver of the conditions to closing of the Offer, which is expected to be April 18, 2011.

Holders that tender their Notes after the Consent Expiration but prior to the Expiration Time will be eligible to receive only the tender offer consideration of $992.50 per $1,000 principal amount of Notes. If the Company accepts these Notes for purchase, it will pay the purchase price promptly after the Expiration Time.
Accrued and unpaid interest to but not including the applicable settlement date will be paid on any Notes accepted for purchase. Notes tendered and related consents may be withdrawn prior to 5:00 p.m., New York City time, on April 15, 2011, unless extended, except in limited circumstances where withdrawal rights are required by law.
BofA Merrill Lynch is acting as the dealer manager and solicitation agent, and D.F. King & Co. is the information agent and depositary for the Offer. Requests for documentation should be directed to D.F. King & Co. at (800) 769-7666 (toll free) (banks and brokerage firms please call (212) 267-5500). Questions regarding the tender offer and consent solicitation should be directed to BofA Merrill Lynch at (888) 292-0070 (U.S. toll-free) or (980) 388-9217 (collect), attention: Debt Advisory Services.
This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any Notes. The Offer is being made solely by the Offer to Purchase, which sets forth the complete terms and conditions of the tender offer and consent solicitation.
Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 218 funeral homes and 141 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
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